QuickLinks -- Click here to rapidly navigate through this document

Exhibit 12

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	2004	2003	2002
Earnings from continuing operations before income taxes, minority share owners' interests and cumulative effect of accounting change	$362.9	$12.0	$412.5
Less: Equity earnings	(27.8)	(27.1)	(27.0)
Add: Total fixed charges deducted from earnings	489.1	440.6	384.9
Proportional share of pre-tax earnings of 50% owned associates	11.0	8.1	13.3
Dividends received from equity investees	12.8	31.1	29.2

Earnings available for payment of fixed charges	$848.0	$464.7	$812.9

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$460.0	$415.4	$356.1
Portion of operating lease rental deemed to be interest	14.2	10.8	12.7
Amortization of deferred financing costs and debt discount expense	14.9	14.4	16.1

Total fixed charges deducted from earnings	$489.1	$440.6	$384.9

Ratio of earnings to fixed charges	1.7	1.0	2.1

OWENS-ILLINOIS GROUP, INC.

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Millions of dollars, except ratios)

	Years ended December 31,
	2001	2000
Earnings from continuing operations before income taxes, minority share owners' interests and cumulative effect of accounting change	$650.9	$128.2
Less: Equity earnings	(18.8)	(19.8)
Add: Total fixed charges deducted from earnings	374.6	407.7
Proportional share of pre-tax earnings of 50% owned associates	10.4	11.0
Dividends received from equity investees	18.2	14.5

Earnings available for payment of fixed charges	$1,035.3	$541.6

Fixed charges (including the Company's proportional share of 50% owned associates):
Interest expense	$345.3	$387.0
Portion of operating lease rental deemed to be interest	14.3	12.5
Amortization of deferred financing costs and debt discount expense	15.0	8.2

Total fixed charges deducted from earnings	$374.6	$407.7

Ratio of earnings to fixed charges	2.8	1.3

QuickLinks

OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)
OWENS-ILLINOIS GROUP, INC. COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (Millions of dollars, except ratios)